EXHIBIT 10.12

                           SOFTWARE LICENSE AGREEMENT
                             AGREEMENT NO. A0035730

This Software License Agreement ("Agreement") is between TurboWorx, Inc. ("Licensee"), with a place of business at 3 Enterprise Drive, Shelton, Connecticut 06484, and International Business Machines Corporation ("IBM"), a New York corporation, through its Almaden Research Center, located at 650 Harry Road, San Jose, CA 95120.

         WHEREAS, IBM has developed TSpaces software, a set of network communication buffers that allow heterogeneous, Java-enabled devices to exchange data; and

         WHEREAS, Licensee wishes to obtain a license to the source code for the TSpaces software for incorporation into its product offerings and distribution as object code therein; and

         WHEREAS, IBM is willing to license TSpaces software to Licensee, subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, for good and valuable consideration as stated herein, IBM and Licensee agree as follows:

1.0      DEFINITIONS

1.1      "Agreement" means this Software License Agreement.

1.2 "Customer" means an Enterprise using or licensing Offerings distributed by Licensee, its Subsidiaries, and/or its or their authorized distributors, dealers or remarketers.

1.3 "Effective Date" means the date upon which this Agreement has been signed by both parties.

1.4 "Enterprise" is a legal entity (such as a corporation) and its Subsidiaries.

1.5 "Licensed Software" means the documents and software, including source code, listed in Appendix A and provided to Licensee pursuant to Article
         2.0 of this Agreement..

1.6 "Net Revenue" means, with respect to any particular calendar quarter, the invoice price, the license fee, or any other charge for an Offering to a Customer after any applicable discounts or promotions, without any deductions except for special packing costs, freight, warehousing, transit insurance and duties, which may be excluded if such items are separately stated in the invoice. The Net Revenue for an Offering transferred to a Customer or other party without cash consideration, excluding Offerings transferred as prototypes, engineering samples or qualification units, will be deemed to be the average invoice price of an Offering sold or licensed to a Customer over the previous three

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         months, or in the absence of such transactions, the fair market value of the Offering to a Customer.

1.7 "Offering" means any product, software or service offering designed and/or produced by or on behalf of Licensee utilizing or incorporating the Licensed Software or any part thereof, or any derivative thereof, or which interacts with any or all of the Licensed Software using the APIs of the Licensed Software, which is offered for sale or for license, or otherwise marketed or transferred by Licensee, or its Subsidiaries.

1.8      "Subsidiary" means a corporation, company or other entity:

                  i. more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity will be deemed to be a Subsidiary only so long as such ownership or control exists; or

                  ii. which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter owned or controlled, directly or indirectly by a party hereto, but such corporation, company or other entity will be deemed to be a Subsidiary only so long as such ownership or control exists.

2.0      INTELLECTUAL PROPERTY AND RIGHTS THEREUNDER

2.1 Subject to the terms of this Agreement, IBM grants to Licensee a nonexclusive, worldwide copyright license, to prepare derivative works of and to use, execute, reproduce, display, modify and perform the source code for the Licensed Software within Licensee and its Enterprise only, for the sole purpose of integrating the Licensed Software into Offerings. Licensee will own the derivative works it creates, subject to IBM's ownership of the Licensed Software as delivered hereunder.

2.2 Subject to the terms of this Agreement, IBM grants to Licensee a nonexclusive, worldwide, royalty bearing copyright license to distribute copies of the object code of the Licensed Software only as part of Offerings to Licensee Customers, either directly or through Licensee Subsidiaries, authorized distributors, dealers or remarketers.

2.3 Subject to the terms of this Agreement, IBM grants to Licensee a nonexclusive, worldwide, fully paid up copyright license to use, reproduce and execute the object code of the Licensed Software: (a) within Licensee's enterprise for purposes of providing maintenance services related to the Offerings to Licensee's customers, and (b) to distribute copies of the object code of the Licensed Software, under terms consistent with the license granted in this Section 2.3, only to third parties providing development or other services related to the Offerings to the Licensee, provided, however, that such third

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         parties shall not use the Licensed Software for any production or commercial purposes, or otherwise as a Customer.

2.4 The Licensed Software is licensed, not sold. IBM does not transfer title to the copyright in the Licensed Software. Except as expressly permitted herein, Licensee will not rent, lease, assign or otherwise transfer the Licensed Software.

2.5 Licensee's Offering will be licensed under Licensee's end user license agreement. Upon IBM's request, Licensee will provide IBM with the form of Licensee's agreements used to license the Licensed Software as part of Offerings. Licensee will obtain the Customer's agreement to Licensee's license agreements that include, at a minimum, the following: (a) authorization to make only one copy of the Offerings for backup or archival purposes only; (b) prohibition from any other copying or transferring of the Offering; (c) direction to destroy all copies of the Offering, other than the one archival copy, within three months after license termination; (d) prohibition from reverse assembling, reverse compiling or translating the Offering except as permitted by law without Licensee waiving this term of the license agreement; (e) statements that: the Offering is copyrighted and licensed; it is not sold; the end user license agreement does not pass title to the Offering; (f) terms consistent with Article 8.2 of this Agreement; and (g) the following provision: "Software provided under this Agreement may contain or be derived from portions of code provided by third parties under license to Licensee. Customer agrees that its sole remedy under any cause of action shall be from Licensee and not any such third party." Licensee will provide for any potential Customer of Licensee's Offering the opportunity to review the terms of the license for the Offering prior to installation. Licensee will ensure that trademarks, copyrights and other notices included in Licensed Software continue to appear when the Customer runs the Licensed Software in the Offering.

2.6 IBM will ship or make available to Licensee the Licensed Software listed in Appendix A, along with an itemized list of the contents of such Licensed Software and its basic functions, no later than six weeks after the Effective Date of the Agreement, unless otherwise mutually agreed upon by the parties.

2.7 Licensee shall imbed or incorporate the Licensed Software in the Offering. Licensee shall not offer for sale, license, or otherwise distribute the Licensed Software unless and until imbedded or incorporated into an Offering, and any such sale or distribution shall be a material breach of this Agreement.

2.8 It is understood and agreed that IBM retains sole title and ownership of the Licensed Software and all intellectual property rights related thereto.

3.0      TECHNICAL COORDINATORS

         Andrew Sherman, for Licensee, and Toby Lehman, for IBM, are the Technical Coordinators for this Agreement. Each Technical Coordinator will be responsible for

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         exchanging information with the other party, coordinating the delivery of the Licensed Software, and arranging all other matters pertinent to this Agreement. Either party may change its Technical Coordinator by giving written notice to the other party. The parties agree that the Technical Coordinators will meet by phone monthly for one hour, or as otherwise mutually agreed upon, so that IBM may apprise Licensee of upcoming releases, bug fixes or other significant information, if any, regarding the Licensed Software.

4.0      TECHNICAL ASSISTANCE AND CONSULTING

4.1 For the period beginning on the Effective Date of this Agreement and ending on December 31, 2004 and for each 12 month period thereafter, IBM will provide to Licensee up to ten (10) hours of Level III technical assistance or consultation. Level III support provides commercially reasonable efforts to isolate logical errors in the code and deliver correction or circumvention (or notice that no correction or circumvention is available). Level III support may be requested of the designated IBM contact(s) via email or phone during regular business hours only and by no more than two designated contact persons on the Licensee staff. Each company's Technical Coordinator will designate contact persons(s) for requesting and providing technical assistance. Either party may change its contact person(s) upon prior written notice to the other party.

         Licensee may request to purchase additional Level III support in 10 hour blocks at the rate of $2,000 for each 10 hour block. Upon IBM's agreement to provide such additional amounts of Level III support, IBM will invoice Licensee, and Licensee shall pay such invoice within 30 days of receipt. IBM will have no obligation to provide such additional Level III support until such invoice is paid in full. Fees for Level III Support do not apply toward guaranteed minimum royalties on Offerings incorporating Licensed Software. Licensee is also responsible for payment of IBM's reasonable travel and living expenses in the event IBM agrees to provide the technical assistance or consultation at a location other than the IBM Almaden Research Center.

4.2 Subject to the limitations of the agreed upon Level III support commitment, IBM and Licensee agree that it is in the best interests of both parties for Licensee to use in its Offerings the current version of the Licensed Software, and the Technical Coordinators shall work together to facilitate Licensee's incorporation of appropriate updates, modifications, error corrections, or enhancements into its Offerings. Notwithstanding the forgoing, IBM shall have no obligation to update, modify, enhance, or add to the Licensed Software, or to deliver to Licensee any such updates, modifications or enhancements to Licensee in the event such are made.

4.3 As agreed upon by the Technical Coordinators, but no less frequently than quarterly, Licensee shall provide to IBM in source code format any error corrections ("Error Corrections") that Licensee develops for the Licensed Software, either as a result of Licensee's own initiative or based on technical consultations with IBM. Subject to the terms of this Agreement, Licensee grants to IBM a nonexclusive, worldwide copyright license, to prepare derivative works of and to use, execute, reproduce, display, modify,

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         perform and distribute, and to sublicense others to the same rights as those granted to IBM hereunder, the source code and/or the object code for the Error Corrections without limitation. Licensee shall provide IBM with a certificate of originality or the equivalent for each Error Correction provided to IBM.

5.0      CONSIDERATION

5.1 Subject to the terms and conditions of this Section 5.0, Licensee shall pay IBM a royalty of 3% (three percent) of Net Revenue for any sale, license or other transfer of an Offering, or any Licensee-developed derivative thereof. Notwithstanding such royalty payment obligation, for each Calendar Quarter during which this Agreement is in effect, beginning on or after January 1, 2004, Licensee shall pay IBM, , a nonrefundable minimum royalty in the amount specified in the table below.

         Year        Amount Payable each
                     Quarter as a Minimum
                     Quarterly Royalty

         2004         $7,500
         2005        $10,000
         2006        $12,500
         2007        $15,000
         2008        $17,500


         The following shall contribute toward Licensee's minimum quarterly royalty payment obligation: (i) payment of any royalties due for any sale, license, or other transfer of an Offering to a Customer, (ii) for any sale, license or other transfer of an Offering to a Customer incurring $50,000 or more in aggregate actual or potential payment obligations to Licensee as part of any single transaction or multiple related transactions (aggregate payment obligations includes payments from all sources, including but not limited to products, services or maintenance), Licensee shall pay IBM a nonrefundable minimum royalty of $1,500, and (iii) in the event that the total amount due IBM under (i) and (ii) above for a quarter does not equal or exceed the Licensee's minimum quarterly payment obligation, Licensee shall pay IBM the difference.

         For each Customer, the balance, if any, of the minimum amount paid under (ii) above that exceeds the actual royalty due IBM (a "Royalty Credit Balance") will be applied until exhausted toward Licensee's future royalty payment obligations for such Customer only. Any future royalty payments due IBM that are deducted from a Customer's Royalty Credit Balance shall not apply toward Licensee's ongoing minimum quarterly royalty payment obligation.

         For example, for a Customer transaction in which Licensee pays IBM the $1,500 minimum under (ii) above, if the actual royalty due IBM for such transaction is $500, the

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         $1,000 balance paid will be treated as a Royalty Credit Balance to be applied against royalties due IBM from subsequent sales to the same Customer. After the Royalty Credit Balance is exhausted in this manner, Licensee would pay IBM the standard royalty on all sales, licenses or transfers of the Offering.

5.2 An Offering is considered "sold" when billed or invoiced by Licensee, or its Subsidiaries or thirty (30) days from the date of delivery, whichever is earlier. An Offering is considered "licensed" when a license is entered into between Licensee, or its Subsidiaries and a licensee or thirty (30) days from the date of delivery, whichever is earlier. An Offering is considered "otherwise transferred" when not sold or licensed, but delivered by Licensee or its Subsidiaries to others, or used for its and/or its Subsidiaries' internal production, use or consumption.

5.3 All royalties and other payments will be paid in US Dollars. All royalties will be due and payable within thirty (30) days after the end of each Calendar Quarter, beginning with the first Calendar Quarter of 2004. Licensee will provide to IBM, within thirty (30) days after the conclusion of each Calendar Quarter, a written quarterly report of all royalty payments due IBM for the previous Calendar Quarter. The quarterly report shall be in a format to be defined and mutually agreed upon by the parties, and will include at a minimum a summary for the Calendar Quarter of the number of Offerings sold, licensed, or otherwise transferred by Licensee, and the calculation of the total payments owed IBM. Such royalty report shall be reviewed and certified as accuracy and completeness by Andrew Sherman, Vice President of Operations and Chief Technical Officer of Licensee, or another officer of Licensee as mutually agreed upon by the parties in writing. The consideration set forth in this Article 5 does not include the payment of fees for technical assistance and consultation due pursuant to
         Article 4.1 above or amounts due IBM as reimbursement for reasonable travel and living expenses.

5.4 "Calendar Quarter" will mean the consecutive three month periods ending on March 31, June 30, September 30, and December 31.

5.5 Payments due under Articles 5.1, and 5.2 will be sent by electronic funds transfer to:

                  IBM Director of Licensing
                  The Bank of New York
                  1 Wall Street
                  New York, NY 10286
                  Credit Account No. 890-0209-674
                  ABA No. 0210-0001-8

         Reports will be sent by mail to:

                  IBM Director of Licensing
                  Intellectual Property & Licensing
                  International Business Machines Corporation

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                  North Castle Drive, MD - NC119
                  Armonk, New York 10504-1785

                  with a copy to:

                  Almaden Research Center
                  International Business Machines Corporation
                  650 Harry Road

                  San Jose, CA 95120
                  Attn.: Business Relations

5.6 A License Reference Number will be assigned to this Agreement by IBM upon execution of the Agreement. This number must be included in all communications, including wire transfer payments, royalty reports, tax credit certificates, letters, faxes and e-mail messages pertaining to the payments made pursuant to Articles 5.1 and 5.2.

5.7 In order that the payments and reports required by this Agreement may be verified, Licensee will keep detailed records which determine payment(s) due to IBM under this Agreement for a period of at least six
         (6) years after the Calendar Quarter in which such Offerings were sold, licensed, or otherwise transferred.

5.8 Upon IBM's request, but no more frequently than annually (unless in response to a dispute), Licensee will permit an independent accounting firm chosen by IBM to have access upon reasonable prior notice at Licensee's offices during normal business hours to such Licensee records and information as may be necessary to determine the correctness of any report or payment made or due under this Agreement. Licensee will provide its full cooperation in such an audit.

         If an audit should disclose any underpayment of payments due IBM, Licensee will, within thirty (30) days after notice of such underpayment, pay IBM such amount, together with a late payment fee calculated in accordance with Article 5.9 below. The cost of the audit will be at IBM's expense, except if the audit reveals an underpayment greater than Ten Thousand Dollars ($10,000), in which case Licensee will pay IBM's reasonable expenses related to the audit.

         In addition, IBM may, at any time during the term for payment of royalties under Article 5.0, request that Licensee investigate identified Offerings being sold or otherwise transferred by or on behalf of Licensee without royalty payments to IBM, to determine whether royalties are due IBM pursuant to Article 5.0. Licensee agrees to investigate in good faith, provide a report to IBM of the results of the investigation, and pay royalties on such Offerings within 90 days of the request to investigate if Licensee's investigation reveals that royalties are payable under Article 5.0.

5.9 IBM will be entitled to late payment fees on payments due but not received within thirty (30) days after the due date. Late payment fees are defined as the lesser of one percent

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         (1%) of the amount due, compounded each subsequent thirty (30) day period that payments remain unpaid, or the highest rate permitted by law.

5.10 Licensee will bear and pay all taxes (including, but not limited to, sales, property and value added taxes) imposed by any governmental entity of any country in which Licensee is doing business, except that Licensee will not be liable for any taxes based on IBM's net income. Taxes paid by Licensee will not be deducted from or credited against payments due IBM.

6.0      TERM AND TERMINATION

6.1 The term of this Agreement ("Term") will commence on the Effective Date and will expire on December 31, 2008.

6.2 If any default of this Agreement occurs, and such default is not cured within thirty (30) days after written notice from the non-defaulting party, the non-defaulting party shall have the right to terminate this Agreement by giving written notice of termination to the defaulting party, which termination shall be effective thirty (30) days after receipt of such written notice of termination.

6.3 IBM may terminate this Agreement if Licensee becomes insolvent, is dissolved or liquidated, has a petition in bankruptcy, reorganization, dissolution or liquidation, or similar action filed by or against it, is adjudicated a bankrupt, has a receiver appointed for its business, or makes an assignment for the benefit of creditors.

6.4 Upon the termination of this Agreement under this Article 6.0, the licenses granted to Licensee under Article 2.0 above shall terminate, and Licensee shall make no further use of, nor sell, license or otherwise transfer, the Licensed Software, provided, however, that after any termination except for Licensee's default, Licensee may continue to collect recurring license fees from Customers that licensed Offerings under a term license while the Agreement was in effect, and shall pay IBM royalties arising therefrom until such term licenses expire or are terminated. Upon termination, Licensee agrees to return all copies of the Licensed Software or destroy the Licensed Software then in its possession and certify its destruction no later than five
         (5) days after the termination date specified in the termination notice. Licensee's payment obligations under Article 5.0 shall survive any termination of this Agreement.

6.5 Either party may terminate this Agreement at any time by notifying the other party upon sixty (60) days prior written notice. Licensee's payment obligation under Article 5.0 shall survive any termination of this Agreement, and Licensee shall pay IBM the Minimum Quarterly Royalty payment, as provided in Section 5.1, for the Calendar Quarter in which such termination is effective.

6.6 Notwithstanding any other provision of this Agreement, any licenses granted to Customers in or to any Offering prior to termination of this Agreement shall not be

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         affected by such termination, but shall survive the termination of this
         Agreement and remain in effect in accordance with its terms.

7.0      CONFIDENTIALITY

7.1 "IBM Confidential Information" means the Licensed Software, in both source and object code form, provided to Licensee by IBM pursuant to this Agreement. "Licensee Confidential Information" means all Licensee quarterly royalty reports furnished under this Agreement, and the identity of Licensee's Customers.

7.2 Subject to Section 7.3 below, IBM Confidential Information and Licensee Confidential Information will be kept confidential under the terms of Confidential Disclosure Agreement ("CDA"), No. 3554 between IBM and Licensee as modified by Supplement 1 thereto. The parties agree that this Section 7.2 extends the term of the CDA, as provided in Supplement 1, to be consistent with the term of this Agreement.

7.3 Notwithstanding the terms of the CDA, IBM source code will be held confidential by Licensee for a period of seven (7) years from the original expiration date of this Agreement, whether or not terminated earlier for any reason, and Licensee agrees to use IBM source code only for purposes of this Agreement or otherwise for the benefit of IBM.

7.4 Nothing herein shall be construed to prevent a party from seeking or obtaining injunctive relief against the actual or threatened disclosure by the other party of its Confidential Information.

8.0 WARRANTY, REPRESENTATIONS, DISCLAIMER, INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1      IBM warrants that it has the right to grant the licenses granted in
         Article 2.0.

8.2 EXCEPT AS PROVIDED IN ARTICLE 8.1, THE LICENSED SOFTWARE ANY OTHER DELIVERABLES, AND ANY SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED "AS IS", AND IBM MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE UNDER THIS AGREEMENT.

         IBM DOES NOT REPRESENT OR WARRANT:

         (i) that Licensee will successfully produce Offerings using or based on the Licensed Software;

         (ii) that the Licensed Software provided under this Agreement will meet the requirements of Licensee, its Subsidiaries, or its or their distributors, dealers, or remarketers, or any of its or their Customers; or

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         (iii) that the Licensed Software or any other items provided under this
         Agreement do not infringe any third party patents or any other intellectual property right.

8.3 Licensee will, at Licensee's expense, defend, indemnify and hold harmless IBM, its Subsidiaries, and its and their officers, directors, agents, representatives and employees from and against any and all claims, demands, damages, liabilities, penalties, and expenses, including, but not limited to, reasonable attorney's fees and costs, whether arising in contract, tort or otherwise, wherever and by whomever brought, arising out of, in connection with a claim brought against IBM by any third party (other than an IBM Subsidiary), resulting from (i) Licensee's modification of the Licensed Software or integration of the Licensed Software into Offerings; (ii) distribution or licensing of Offerings, either alone or in combination with other Licensee offerings, or (iii) Licensee's breach of this Agreement. Such obligation to defend, indemnify and hold harmless is subject to and conditioned on: (i) IBM promptly notifying Licensee in writing of such claim, demand, damage, liability, penalty or expense; (ii) IBM cooperating with Licensee, at Licensee's expense, in the defense of the claim, as may be reasonably requested by Licensee; and (iii) Licensee having full control over the defense (including selection and management of counsel) and any monetary settlement of the matter; provided however, IBM may participate in any such defense at its own expense. IBM's consent is required for any non monetary settlement or other resolution of the matter which may materially and adversely affect IBM.

8.4 If an infringement claim is threatened or actually made with respect to the Licensed Software, IBM may (at its option) replace the Licensed Software with a software program that is at least functionally equivalent. If IBM determines that such a software program is not reasonably available, Licensee agrees to return any copies of the Licensed Software and IBM will have the right to terminate the Agreement.

8.5      Except for either party's breach of Article 7.0, Licensee's breach of
         Article 2, and the costs of indemnification under Article 8.3, each party's cumulative liability for damages to the other party under this Agreement, for any cause whatsoever, regardless of form or action, shall be limited to US$100,000. The foregoing does not apply to any payment obligation due and owing under this Agreement.

8.6 Except for breach of Article 2.0 and 7.0, and for any costs of indemnification under Article 8.3, neither party shall be liable to the other for indirect, incidental or consequential damages arising out of or caused by the performance or nonperformance of this Agreement, the breach of its terms and conditions, or the termination of this Agreement. In addition, IBM shall not be liable for any claim by Licensee based on any third party claim (except as specifically set forth in Article 8.4).

9.0    GENERAL PROVISIONS

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9.1      This Agreement does not confer any rights to use in advertising, publicity or other marketing activities any name, trade name, trademark, or other designation of either party hereto, including any contraction, abbreviation, or simulation of any of the foregoing without prior written agreement.

9.2 All notices, other than those related to payments under Article 5.0 (which will be governed by the notice requirements in Article 5.0), will be in writing and will be valid and sufficient if sent by: (1) registered or certified mail, return receipt requested, postage prepaid; (2) by facsimile (provided the receipt of the facsimile is evidenced by a printed record of completion of transmission); or (3) by express mail or courier service providing a receipt of delivery. Notices will be effective upon receipt. Notices will be addressed to the parties at the following addresses:

         To IBM:

         Almaden Research Center
         International Business Machines Corporation
         650 Harry Road
         San Jose, CA 95120
         Attn.: Business Relations

         To Licensee:

         Turboworx, Inc.
         3 Enterprise Drive
         Shelton, Connecticut 06484
         Attn: Andrew Sherman

         Either party may change its address by a notice given to the other party in the manner set forth above.

9.3 Neither party will be liable for any failure or delay in the performance of its obligations under this Agreement if such failure or delay is due to acts of God, acts of the other party, fire, flood, natural catastrophe, acts of any government or of any civil or military authority, national emergencies, riots, war, insurrection, strikes, or any occurrence beyond the reasonable control of such party.

9.4 Each party agrees to comply and to reasonably assist the other in complying with applicable U.S. federal, state and local laws, regulations and ordinances as they apply to this Agreement, including, without limitation, those laws and regulations of the U.S. Department of Commerce relating to the export or re-export of technical data or commodities.

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9.5      Except as specifically set forth in this Agreement, no license is granted or implied, either directly or indirectly, by implication or estoppel or otherwise, to either party under any patent, copyright or other intellectual property right of the other party.

9.6 Licensee may not assign, delegate or otherwise transfer this Agreement or its rights or obligations hereunder without the prior written consent of IBM. Notwithstanding the foregoing, Licensee may assign this Agreement in connection with the merger of Licensee with another party, the acquisition of Licensee by another party, or the sale of all or substantially all of the assets of Licensee to another party, provided that (a) the acquiring party is not involved in a dispute with IBM related to intellectual property rights of any kind, and (b) the acquiring party shall agree in writing to assume and be bound by all of Licensee's obligations under this Agreement (c) prior written notice of such assignment is provided to IBM. ANY ASSIGNMENT OTHER THAN AS EXPRESSLY PROVIDED IN THIS SECTION 9.6 IS VOID.

9.7 Except for claims arising out of Articles 5.0, 7.0 or 8.3, neither party may bring an action, regardless of form, arising out of the performance of this Agreement more than one year after the cause of action has accrued.

9.8 This Agreement will not be construed to establish any form of partnership, agency, franchise or joint venture of any kind between Licensee and IBM, nor to constitute either party as the agent, employee, legal representative, or any other form of representative of the other.

9.9 Each party acknowledges that it has not relied on any promises, inducements, representations or other statements made by the other party regarding the commercial viability, profitability or success in the marketplace of any Offerings, and that each party's decision to enter into this Agreement is made independently from the other party.

9.10 Each party represents that it has, or will have, in place appropriate agreements with its employees or others whose services the party may require, sufficient to enable such party to comply with all the provisions of this Agreement.

9.11 Nothing in this Agreement will be construed to limit the right of either party, alone or with others, to design, develop, make, procure, market and/or maintain offerings, now or in the future, which may constitute competitive alternatives to the Licensed Software.

9.12 If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby so long as the intent of the parties can be preserved.

9.13 This Agreement is governed by the laws of the State of New York, without regard to the conflict of laws provisions thereof. Any litigation relating to this Agreement will be brought in a U.S. federal court if there is jurisdiction. The parties waive the right to trial by jury in any matter which arises under this Agreement.

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9.14     Any rights and obligations which by their nature survive and continue after any expiration or termination of this Agreement will survive and continue and will bind the parties and their successors and permitted assigns, until such obligations are fulfilled.

9.15 This Agreement and the Appendix are the complete and exclusive agreement between the parties regarding the subject matter hereof and supersede any prior oral or written communications or understandings between the parties related to the subject matter hereof.

By signing below, the parties agree to the terms of this Agreement.

INTERNATIONAL BUSINESS                        TURBOWORX, INC.
MACHINES CORPORATION


------------------------------                ------------------------------
Leigh Cagan                                   Andrew Sherman
Manager, Business Development                 Vice President, Operations


Date:                                         Date:
     -------------------------                     -------------------------


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                                   APPENDIX A

"Licensed Software" includes the following:

TSpaces version 3.0











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